THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY TO THE EXTENT THAT SUCH ACT APPLIES TO A TRANSFER OR DISPOSAL, NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

GFN NORTH AMERICA CORP.

8% SUBORDINATED PROMISSORY NOTE

$1,500,000.00	Los Angeles, California
October 1, 2008

FOR VALUE RECEIVED, GFN NORTH AMERICA CORP., a Delaware corporation (the "Maker), hereby promises to pay to the order of D. E. SHAW LAMINAR PORTFOLIOS, L.L.C., a Delaware limited liability company ("D. E. Shaw"), or its registered assigns (along with D. E. Shaw, each a "Holder"), on the date which is twenty (20) months after the date hereof (the “Maturity Date”) the principal sum of $1,500,000.00, or in the case of a prepayment, such portion thereof being prepaid, with interest thereon from time to time as provided herein.

This 8% Subordinated Promissory Note (this “Note”) is the unsecured promissory note of Maker referred to in that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of date hereof by and among the General Finance Corporation, a Delaware corporation (“General Finance”), Maker, Pac-Van, Inc., an Indiana corporation (“Pac-Van”), Mobile Office Acquisition Corp., a Delaware corporation (“MOAC”), and certain stockholders of MOAC, and is subject to the provisions of the Merger Agreement. Capitalized terms used herein without definition are used herein with the meanings ascribed to such terms in the Merger Agreement. The acceptance of this Note by Holder is subject to the execution and delivery to Holder of (i) a guaranty, at the option of General Finance, of either General Finance or the Surviving Corporation, with terms reasonably acceptable to Holder and Maker, (ii) a subordination agreement with the lenders under the Credit Facility and the Senior Subordinated Loan (the “Lenders”) mutually satisfactory to the Lenders, Holder and Maker and (ii) terms in the Credit Facility and Senior Subordinated Loan permitting the indebtedness under this Note and permitting the payments required hereunder on terms mutually satisfactory to the Lenders, Holder and Maker.

1. Interest.

(a) Subject to Section 1(b) hereof, the Maker promises to pay interest in cash on the principal amount of this Note from time to time outstanding (the “Principal Amount”) at the per annum rate equal to eight percent (8%) (the "Scheduled Interest Rate"). All accrued interest payable pursuant to this Section 1(a) shall be due and payable semi-annually in arrears or, if any such date shall be a Saturday, Sunday or other day on which banks located in Los Angeles, California are authorized or required by law to close (a “Business Day”), on the next succeeding Business Day to occur after such date (the "Interest Payment Date"), beginning six months after the date of this Note, and shall be paid in immediately available funds to an account designated by the Holder. All interest payable pursuant to this Section 1(a) shall accrue and be paid in United States dollars.

(b) Upon the occurrence of any of the following (each an “Event of Default”) (i) Maker fails to make any payment of principal as and when due (whether at the Maturity Date, upon acceleration or required prepayment or otherwise) or (ii) Maker fails to make any payment of interest, premium, if any, fees, costs, expenses or other amounts due hereunder within three (3) Business Days after the date when due, then Maker shall pay interest on the unpaid principal balance of and accrued and unpaid interest on this Note at a rate per annum (the "Default Rate") equal to twelve (12%) from the date that an Event of Default commences until such time as such Event of Default is cured or waived; provided, however, in the case of an Event of Default under clause (i) the Default Rate shall be equal to fourteen percent (14%).

(c) Interest payable under this Note shall accrue from and including the date of issuance through and until repayment of the principal and payment of all accrued interest and premium, if any, in full. All interest payable under this Note shall accrue on a semi-annual basis and be computed on the basis of a three hundred sixty (360)-day year of twelve (12) thirty (30)-day months.

2. Prepayments.

(a) Maker may prepay the unpaid principal balance of this Note at any time. Any prepayment of this Note under this Section 3 shall also include all accrued and unpaid interest on the outstanding principal balance of this Note through and including the date of prepayment.

(b)  If any of the following conditions occurs and is continuing, the Holder, by notice to Maker, may declare the principal of and accrued interest on the Note to be immediately due and payable: (i) General Finance shall cease to own and control at least 100% of all of the outstanding equity, shares, stock, interests, participations or other equivalents (however designated, whether voting or non-voting or convertible) of Maker’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, units, interests in other unincorporated organizations or any other equivalent of such ownership interest (collectively, “Capital Securities”); (ii) Maker shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Capital Securities of each of its subsidiaries, including Pac-Van; (iii) the sale or transfer (via merger, consolidation or otherwise) of all or substantially all of the assets of Maker or Pac-Van; (iv) the sale, in one transaction or in a series of transactions, of General Finance to an independent third party or group of independent third parties pursuant to which such party or parties acquire equity securities of General Finance representing more than 50% voting power of all outstanding equity securities;(v) any Change of Control (as defined under the Credit Facility, as amended from time to time) occurs; (vi) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all Capital Securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of 50.1% or more of the Capital Securities of General Finance entitled to vote for members of the board of directors or equivalent governing body of General Finance on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (vii) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of General Finance cease to be composed of individuals (a) who were members of that board or equivalent governing body on the first day of such period, (b) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (c) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (b) and clause (c), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or (vii) any person or two or more persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of General Finance, or control over the voting stock of General Finance on a fully-diluted basis (and taking into account all such voting stock that such Person or group has the right to acquire pursuant to any option right) representing 50.1% or more of the combined voting power of such voting stock.

3. Security. The obligations of Maker to Holder existing under this Note are unsecured.

4. Manner of Payment. Payments of principal, interest and other amounts due under this Note shall be made no later than 12:00 p.m. (noon) (Los Angeles time) on the date when due and in lawful money of the United States of America (by wire transfer in funds immediately available at the place of payment) to such account as the Holder may designate in writing to the Maker. Any payments received after 12:00 p.m. (noon) (Los Angeles time) shall be deemed to have been received on the next succeeding Business Day. Any payments due hereunder which are due on a day which is not a Business Day shall be payable on the first succeeding Business Day and such extension of time shall be included in the computation.

5. Maximum Lawful Rate of Interest. The rate of interest payable under this Note shall in no event exceed the maximum rate permissible under applicable law. If the rate of interest payable on this Note at any time exceeds the maximum rate permitted under applicable law, then the rate provided for in this Note shall be increased to the maximum rate provided for under applicable law for such period as is required so that the total amount of interest received by the Holder is that which would have been received by the Holder but for the operation of the first sentence of this Section 5.

6. Maker's Waivers; Assignment and Transfer. Maker hereby waives presentment for payment, demand, protest, notice of protest and notice of dishonor hereof, and all other notices of any kind to which it may be entitled under applicable law or otherwise. Holder may transfer all or any portion of this Note to any Affiliate without the consent of Maker and, after an Event of Default occurs, Holder may transfer all or any portion of this Note to any Person that is not a competitor of the Maker or an Affiliate of a competitor of the Maker. Subject to the prior sentence, without the prior written consent of Maker, which shall not to be unreasonably withheld, Holder shall not assign or transfer to one or more Persons all or any portion of this Note or any portion thereof or any rights hereunder. Upon surrender of this Note at Maker's principal executive office for registration of any such assignment or transfer, accompanied by a duly executed instrument of transfer, Maker shall, at its expense and within three (3) Business Days of such surrender, execute and deliver one or more new notes of like tenor in the requested principal denominations and in the name of the assignee or assignees and bearing the legend set forth on the face of this Note, and this Note shall promptly be canceled.

7. Costs of Collection. The Maker agrees to pay all costs and expenses, including the reasonable fees and expenses of any attorneys, accountants and other experts retained by the Holder, which are expended or incurred by the Holder following an Event of Default in connection with the enforcement of this Note or the collection of any sums due hereunder whether or not suit is commenced.

8. Extension of Time. Holder, at its option, may extend the time for payment of this Note, postpone the enforcement hereof, or grant any other waiver without affecting Holder's right to recourse against the Borrower, which right is expressly reserved.

9. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

10. Choice of Jurisdiction. The Maker hereby consents and agrees that all actions, suits or other proceedings arising under or in connection with this Note or any other related document shall be finally settled by arbitration pursuant to Section 9.16 of the Merger Agreement. The arbitration shall be conducted in Los Angeles, California.

11. WAIVER OF JURY TRIAL. MAKER AND HOLDER HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING BROUGHT TO RESOLVE ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATING TO THIS NOTE, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION, SUIT OR OTHER PROCEEDING.

12. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable substantially impair the benefits of the remaining provisions hereof.

13. Headings. The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, this Subordinated Promissory Note is executed as of the date first above written.

GFN NORTH AMERICA CORP., a Delaware corporation

By	/s/ Christopher A. Wilson
Name: Title:	Christopher A. Wilson Secretary